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                                                  OMB Number
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of
1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Spector                  Bruce                     H.
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   (Last)               (First)                 (Middle)

1999 Avenue of the Stars
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                                    (Street)

Los Angeles,            CA                     90067
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


               2/3/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Vail Resorts, Inc. ("MTN")
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other
(specify below)




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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially
Owned
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

                                                                 3.
Ownership Form:
                                      2. Amount of Securities
 Direct (D) or
1. Title of Security                     Beneficially Owned
 Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)
 (Instr. 5)            (Instr.5)

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

Common Stock                                   0

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Class A Common Stock                           0
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

                                     5. Owner-
                                                    3. Title and
Amount of Securities                      ship
                                                       Underlying
Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)
                                        Derivative
                            and Expiration Date
---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)
        Amount           sion or        Direct      7. Nature
of
                         ----------------------
        or               Exercise       (D) or
Indirect
                         Date       Expira-
        Number           Price of       Indirect
Beneficial
1. Title of Security     Exer-      tion
        of               Derivative     (I)
Ownership
   (Instr. 4)            cisable    Date            Title
        Shares           Security       (Instr.5)      (Instr.
5)
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

Option to Purchase                                 Common Stock
         0
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Option to Purchase                                 Class A Common
Stock     0
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
Explanation of Responses:

                    Apollo Ski Partners, L.P., a Delaware limited partnership
                    ("Apollo Ski") owns directly 11,639,542 shares of Class A
                    common stock of Vail Resorts, Inc. (the
"Company"). The
                    general partner of Apollo Ski is Apollo
Investment Fund,
                    L.P., a Delaware limited partnership (the
"Fund") whose
                    managing general partner is Apollo Advisors, L.P., a
                    Delaware limited partnership ("Advisors"), whose general
                    partner is Apollo Capital Management, Inc. The
Reporting
                    Person is a principal of Advisors. As permitted by the SEC rules, the number of shares reported includes shares in
                    excess of the proportionate pecuniary interest, if any, of the Reporting Person in the equity securities of the
                    Company.

                    The filing of this Statement shall not be deemed an
                    admission that the Reporting Person, for the purposes of
                    Section 16 of the Securities Exchange Act of
1934, as
                    amended, is a beneficial owner of or has any pecuniary
                    interest in, any equity security covered by this Statement.



/s/ Bruce H. Spector                                       2/6/97
---------------------------------------------
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      **Signature of Reporting Person
Date

**   Intentional misstatements or omissions of facts constitute
Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient. See Instruction 6 for procedure.